IMPAX
LABORATORIES, INC.

Company Contacts:                       Investor Relations Contacts:
IMPAX Laboratories, Inc.                Lippert/Heilshorn & Associates, Inc.
------------------------                ------------------------------------
Barry R. Edwards, Co-CEO                Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220 Ext. 1771                (212) 838-3777
Larry Hsu, Ph.D., President             Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111                (310) 691-7100
Cornel C. Spiegler, CFO                 www.lhai.com
(215) 289-2220 Ext. 1706                ------------
www.impaxlabs.com
-----------------



                   IMPAX REPORTS RECORD FIRST QUARTER RESULTS
         Quarter Highlighted by Record Revenues and Litigation Progress

HAYWARD, Calif (April 30, 2003) - IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today reported financial results for the three months ended March 31, 2003.

Revenues for the first quarter of 2003 were $11,425,000, up more than 232% compared with revenues of $3,432,000 in the prior year's first quarter, and up more than 36% over total revenues of $8,400,000 in the fourth quarter of 2002. The significant year-over-year increases came primarily on Claritin-D(R) 12-hour over-the-counter (OTC) Tablets shipped to Schering-Plough during the first quarter of 2003; higher sales of Fludrocortisone Acetate Tablets, introduced at the end of the first quarter of 2002; higher Lipram sales; sales of Minocycline Hydrochloride Capsules launched in the third quarter of 2002; and lower product returns.

The net loss for the 2003 first quarter was $3,213,000, or $(0.07) per share, compared with a net loss of $5,421,000, or $(0.12) per share, in the prior year first quarter. Net loss narrowed due to increased sales, which was partially offset by increases in research and development expenses.

Cash, cash equivalents and short-term investments (unrestricted) were $11.2 million at March 31, 2003, compared to $10.2 million at December 31, 2002.

"We continue our rapid sequential quarter improvement as we execute on our commercial strategy," commented Barry R. Edwards, Co-Chief Executive Officer of Impax Laboratories. "In addition, we have made progress in resolving much of the outstanding patent litigation which stood in the way of obtaining final FDA approval for two of our products. We recently prevailed in Abbott's patent infringement lawsuit regarding our ANDA filing for generic Tricor(R) capsules, and Merck withdrew its lawsuit related to our ANDA filing for generic Sinemet(R) CR tablets."

IMPAX has 19 applications pending at the FDA, including three tentatively approved, that address approximately $6.0 billion in U.S. branded product sales for the twelve months ended December 31, 2002. Fourteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its

Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 8:00 a.m. Eastern Time today. To participate in the call, a few minutes prior to the start time, please dial (888) 803-7396 in the U.S. or (706) 634-1052 for international callers. Those unable to participate are invited to listen to a recording of the call and Question and Answer session from 10:00 a.m. Eastern Time April 30, 2003 through midnight Eastern Time May 2, 2003, by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering access code 9890648. Alternatively, individuals may listen to the call by visiting the investor relations section of the Company's website at www.impaxlabs.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A recording of the call will be available for 14 days on the site beginning on April 30, 2003.


 "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.


                               (Tables to follow)

                            IMPAX LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
             (dollars in thousands, except share and per share data)



                                                      Three Months Ended
                                                           March 31,
                                                      ------------------

                                                  2003               2002
                                              -----------         -----------

Net sales                                     $    11,066         $     3,432

Other revenues                                        359                  --
                                              -----------         -----------

Total revenues                                     11,425               3,432

Cost of sales                                       8,147               3,139
                                              -----------         -----------

Gross margin                                        3,278                 293

Research and development                            3,755               2,890

Less:  Teva payments                                 (132)               (166)
                                              -----------         -----------

Research and development, net                       3,623               2,724

Selling expenses                                      568                 658

General and administrative expenses                 2,122               2,170

Other operating income (expense), net                  11                 (30)
                                              -----------         -----------

Net loss from operations                           (3,024)             (5,289)

Interest income                                        42                 235

Interest expense                                     (231)               (367)
                                              -----------         -----------

Net loss                                      $    (3,213)        $    (5,421)
                                              ===========         ===========


Net loss per share (basic and diluted)        $     (0.07)        $     (0.12)
                                              ===========         ===========

Weighted average common shares outstanding     47,876,830          46,812,977
                                              ===========         ===========

                            IMPAX LABORATORIES, INC.
                             CONDENSED BALANCE SHEET
                                 (in thousands)


                                                      March 31,     December 31,
                                                        2003           2002
                                                     (unaudited)    (unaudited)
                                                     -----------    -----------


ASSETS

Cash, cash equivalents and short-term investments     $  11,224      $  10,219

Restricted cash (a)                                      10,000         10,000

Accounts receivable, net                                  5,734          6,524

Inventory                                                12,788         10,478

Property, plant and equipment, net                       36,974         37,065

Goodwill and intangibles, net                            28,241         28,337

Other assets                                              1,730          1,780
                                                      ---------      ---------

Total assets                                          $ 106,691      $ 104,403
                                                      ---------      ---------



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                   $  27,144      $  23,248

Long-term debt, net of current portion                    9,643          9,105

Refundable deposit                                       22,000         22,000

Deferred revenues and other liabilities                   2,419          1,486

Mandatory redeemable convertible preferred stock          7,500          7,500

Stockholders' equity                                     37,985         41,064
                                                      ---------      ---------

Total liabilities and stockholders' equity            $ 106,691      $ 104,403
                                                      ---------      ---------



(a) Represents cash held as collateral for the $25 million revolving credit facility and term loan with Congress Financial.





                                      # # #